Exhibit 99.1

Trex Company Reports Fourth Quarter and Full Year 2019 Results

--Record Fourth Quarter and Full Year Revenue and Earnings--

--Strong Double-Digit Sales Growth Expected for 2020 Tied to Ramp-up of Additional Capacity--

--First Quarter 2020 Revenue Expected at approximately $200 Million, 11% Ahead of 2019 Levels--

-- Names Bryan H. Fairbanks President & CEO; James E. Cline appointed Chairman--

Fourth Quarter 2019 Highlights

  Consolidated net sales were $165 million, an increase of 18%; Trex Residential net sales were up 25%
  Consolidated gross margin of 43.2%, up 40 basis points
  Consolidated earnings per share of $0.61 per share, up 42%

Full Year 2019 Highlights

  Consolidated net sales were $745 million; Trex Residential net sales were up 13%
  Consolidated gross margin of 41.1%
  Consolidated diluted earnings per share of $2.47

WINCHESTER, Va.--(BUSINESS WIRE)--February 24, 2020--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading provider of custom-engineered railing systems, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Results

Consolidated net sales for the fourth quarter of 2019 were $165 million, 18% ahead of the comparable period in 2018. Trex Residential Products net sales increased 25% to $153 million, and Trex Commercial Products contributed $12 million to consolidated fourth quarter sales. Consolidated gross margin for the quarter was up 40 basis points to 43.2%, representing gross margins from Trex Residential and Trex Commercial of 44.6% and 26.3%, respectively. SG&A was $25 million, or 15.2% of net sales.

Net income for the fourth quarter of 2019 was $35 million, or $0.61 per diluted share, representing increases of 41% and 42%, respectively, from net income of $25 million, or $0.43 per diluted share, reported for last year’s fourth quarter.

“Fourth quarter results were in line with our expectations for strong double-digit sales growth and sequential gross margin expansion. Our brand leadership and strong demand for our product line-up resulted in positive comparisons with the similar period in 2018 when sales benefitted from a very strong early buy season. Sequentially, our consolidated gross margin expanded 80 basis points, and Trex Residential gross margin improved by 120 basis points, resulting in operating leverage that was further enhanced by reduced SG&A spend. This enabled us to convert 18% sales growth into a 42% increase in per share earnings,” noted James E. Cline, President and Chief Executive Officer.

Full Year 2019 Results

Net sales in 2019 were $745 million, 9% above the $684 million reported in 2018. Trex Residential Products net sales were up 13% to $694 million, with Trex Commercial Products contributing an additional $51 million. Consolidated gross margin was 41.1%. Trex Residential Products gross margin was 42.4% and Trex Commercial Products gross margin was 23.5%. SG&A amounted to $118 million, or 15.9% of net sales. Net income totaled $145 million, or $2.47 per diluted share, compared to net income of $135 million, or $2.28 per diluted share, for 2018. During the year, the Company repurchased 500,000 shares of its outstanding common stock at an average price of $77 per share.

Summary and Outlook

“Macro and company-specific factors support our confidence in Trex Company’s growth prospects for 2020. We continue to operate in a strong economic environment, with healthy repair and remodel sentiment, and high consumer confidence. At the same time, demand for Trex Residential Products continues to be robust, indicating that we are capturing conversion from the large wood market.

“To meet this demand, we are executing on the multi-year capital expenditures program we announced in June 2019, which is progressing as planned. To date, we have added two lines in our Nevada facility and an additional line in the Virginia facility. Late in the second quarter of 2020, we will bring online three additional lines at the Nevada facility and an additional line in Virginia, which will support the strong demand that we have seen for our decking products. In October 2019, we broke ground on our new manufacturing building at our existing plant in Virginia, and capacity is expected to start to come online in the first quarter of 2021.

“In the meantime, our efforts to reduce material content and increase throughput on Enhance decking products are progressing well. We expect to achieve the original design target by the end of the third quarter. Due to the production and equipment modifications required, we expect this change to primarily benefit the second half of this year.

“We expect 2020 to be a year of strong double-digit sales growth, building on the momentum we saw in the 2019 fourth quarter. For the first quarter of 2020, we expect consolidated net sales of approximately $200 million, or 11% ahead of the first quarter 2019, with sales growth in the remainder of the year closely tied to the ramp-up of additional capacity detailed above.

“Full year 2020 incremental gross margin is estimated at 50%, and we expect our tax rate to be approximately 25%.

“Capital expenditures for full year 2019 were $67 million. For 2020, we expect capital spending to range from $140 million to $160 million, with the majority earmarked for capital expansion.

“We were pleased to announce today in a separate press release that our Board of Directors has elected Bryan Fairbanks President and Chief Executive Officer upon my retirement from those positions, and that I will move to Chairman of the Board, effective April 29, 2020. This represents a natural transition for the Company and recognizes Bryan’s leadership skills and his commitment to excellent execution that will foster the Company’s continued growth,” Mr. Cline concluded.

Fourth Quarter 2019 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2019 results and other corporate matters on Monday, February 24, 2020 at 5:00 p.m. ET. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 4Q19 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; and the impact of upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, to assess performance. We consider EBITDA to be an important supplemental indicator of our core operating performance because it eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, and is not meant to be considered superior to or a substitute for our GAAP results. Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Year Ended December 31,		Three Months Ended December 31,
	2019	2018	2019	2018
Net income	$144,738	$134,572	$35,497	$25,171
Interest income, net	(1,503)	(192)	(701)	(569)
Income tax expense	44,964	42,289	11,444	7,631
Depreciation and amortization	14,031	16,467	3,651	3,401
EBITDA	$202,230	$193,136	$49,891	$35,634
Net income as a percentage of net sales	19.4%	19.7%	21.5%	18.0%
EBITDA as a percentage of net sales (EBITDA margin)	27.1%	28.2%	30.3%	25.5%

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)

Net sales	$164,772	$139,971	$745,347	$684,250

Cost of sales	93,509	80,115	438,844	389,356

Gross profit	71,263	59,856	306,503	294,894

Selling, general and administrative expenses	25,023	27,623	118,304	118,225

Income from operations	46,240	32,233	188,199	176,669

Interest (income) expense, net	(701)	(569)	(1,503)	(192)

Income before income taxes	46,941	32,802	189,702	176,861

Provision for income taxes	11,444	7,631	44,964	42,289

Net income	$35,497	$25,171	$144,738	$134,572

Basic earnings per common share	$0.61	$0.43	$2.48	$2.29

Basic weighted average common shares outstanding	58,295,717	58,603,537	58,430,597	58,739,670

Diluted earnings per common share	$0.61	$0.43	$2.47	$2.28

Diluted weighted average common shares outstanding	58,512,733	58,936,795	58,657,749	59,067,302

Comprehensive income	$35,497	$25,171	$144,738	$134,572

TREX COMPANY, INC.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2019	2018

ASSETS
Current assets:

Cash and cash equivalents	$148,833	$105,699
Accounts receivable, net	78,462	91,163
Inventories	56,106	57,801
Prepaid expenses and other assets	19,803	15,562
Total current assets	303,204	270,225
Property, plant and equipment, net	171,300	117,144
Goodwill and other intangible assets, net	74,084	74,503
Operating lease assets	40,049	—
Other assets	3,602	3,250
Total assets	$592,239	$465,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$15,227	$31,084
Accrued expenses and other liabilities	58,265	56,291
Accrued warranty	5,178	5,400
Total current liabilities	78,670	92,775

Operating lease liabilities	34,242	—
Deferred income taxes	9,831	2,125
Non-current accrued warranty	20,317	25,354
Other long-term liabilities	4	1,905
Total liabilities	143,064	122,159

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 70,187,463 and 69.998,336 shares issued; and 58,240,721 and 58,551,653 shares outstanding at December 31, 2019 and 2018, respectively	702	700
Additional paid-in capital	123,996	124,224
Retained earnings	561,680	416,942
Treasury stock, at cost, 11,946,742 and 11,446,683 shares at December 31, 2019 and 2018, respectively	(237,203)	(198,903)
Total stockholders’ equity	449,175	342,963
Total liabilities and stockholders’ equity	$592,239	$465,122

TREX COMPANY, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2019	2018

Operating Activities
Net income	$144,738	$134,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,031	16,597
Deferred income taxes	7,706	1,037
Stock-based compensation	6,930	6,344
Loss on disposal of property, plant and equipment	285	47
Other non-cash adjustments	(218)	(406)
Changes in operating assets and liabilities:
Accounts receivable	12,701	(24,281)
Inventories	1,695	(23,276)
Prepaid expenses and other assets	(1,652)	(613)
Accounts payable	(16,666)	21,131
Accrued expenses and other liabilities	(10,823)	5,040
Income taxes receivable/payable	(2,375)	1,929

Net cash provided by operating activities	156,352	138,121

Investing Activities
Expenditures for property, plant and equipment and intangibles	(67,265)	(33,816)
Proceeds from sales of property, plant and equipment	21	83

Net cash used in investing activities	(67,244)	(33,733)

Financing Activities
Borrowings under line of credit	89,500	172,250
Principal payments under line of credit	(89,500)	(172,250)
Repurchases of common stock	(46,545)	(30,085)
Proceeds from employee stock purchase and option plans	1,089	882
Financing costs	(518)	—

Net cash used in financing activities	(45,974)	(29,203)

Net increase in cash and cash equivalents	43,134	75,185
Cash and cash equivalents at beginning of period	105,699	30,514

Cash and cash equivalents at end of period	$148,833	$105,699

Contacts

Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRy Partners
212-750-5800